UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933


                    American Water Star, Inc.
     (Exact name of registrant as specified in its charter)


        Nevada                                         87-0636498
(State of Incorporation)                         (I.R.S. Employer ID No.)

4560 S. Decatur Blvd., Suite 301, Las Vegas, NV          89103
(Address of Principal Executive Offices)               (Zip Code)

              American Water Star, Inc. Stock Plan
                    (Full title of the Plan)

                    Roger Mohlman, President
                    American Water Star, Inc.
                4560 S. Decatur Blvd., Suite 301
                    Las Vegas, Nevada  89103
             (Name and address of agent for service)

                         (702) 740-7036
  (Telephone number, including area code, of agent for service)

                 Calculation of Registration Fee
                            Proposed
 Title of                   Maximum      Proposed
Securities    Amount to     Offering    Aggregate      Amount of
   to be          be       Price Per     Offering    Registration
Registered    Registered   Share (1)      Price          Fee

  Common       200,000       $1.74       $348,000       $44.09
   Stock

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering
Price is estimated as the average of the bid and asked prices on May 7, 2004.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for consulting or legal services performed on the Company's behalf. This issuance of shares is being made pursuant to the American Water Star, Inc. Stock Plan (the "Plan") adopted by the Board of Directors on December 27, 2002. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

Item 2. Registrant Information and Employee Plan Annual Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference into this Registration Statement are the contents of the Company's Registration Statement on Form S-8, the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, and the Company's Current Reports on Form 8-K filed on January 27, 2004 and February 19, 2004. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, American Water Star, Inc., 4560 S. Decatur Blvd., Suite 301, Las Vegas, Nevada 89103, telephone (702) 740-7036.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The consolidated financial statements incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 have been incorporated in reliance on the reports of Kelly & Company, Certified Public Accountants, and Weinberg & Company, P.A., Certified Public Accountants, on the authority of those firms as experts in auditing and accounting. The auditors named in this Registration Statement as having prepared or certified any part of it were not employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest in the Company or any of its parents or subsidiaries. Nor were they connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Adriana Lucas. None of the shares being registered herein are being issued to the Registrant's attorney.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

 4.1 The Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 of the Company's Amended Form 10-KSB filed on April 13,
       2000.)

 4.2 Certificate of Amendment to the Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 of the Company's Amended Form 10-KSB filed on April 13, 2000.)

 4.3   Certificate of Change in Number of Authorized Shares
       Pursuant to NRS 78.209, which define the rights of holders of the equity securities being registered.
       (Incorporated by reference to Exhibit 3.4 of the Company's Form 10-QSB filed on May 20, 2002.)

 4.4   Certificate of Designation of Series A Convertible
       Preferred Stock.  (Incorporated by reference to Exhibit
       4.4 to the Company's Registration Statement on Form S-8 filed on April 2, 2002.)

 4.5 The Company's By-Laws, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.3 to the Company's Amended Form
       10-KSB filed on April 13, 2000.)

 4.6 American Water Star, Inc. Stock Plan. (Incorporated by reference to Exhibit 4.6 to the Company's Registration
       Statement on Form S-8, SEC File No. 333-103529, filed on
       February 28, 2003.)

 5.1*  Opinion of Counsel.

 23.1* Consent of Kelly & Company, Certified Public Accountants.

 23.2* Consent of Weinberg & Company, P.A., Independent Certified
       Public Accountants.

 23.3* Consent of Counsel.  (Included in Exhibit 5.1.)

*  Filed herewith.

Item 9. Undertakings.

The registrant makes the following undertakings.

a)   1)   To file, during any period in which offers or
          sales are being made, a post-effective amendment to this registration statement:

          i)   to include any prospectus required by Section
               10(a)(3) of the Securities Act;

          ii) to reflect any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in Las Vegas, Nevada on May 10, 2004.

(Registrant) American Water Star, Inc.

     By (Signature and Title) /s/ Roger Mohlman
                              Roger Mohlman, Chief Executive and
                              Financial Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                 Title                    Date

/s/ Roger Mohlman         Director                 May 10, 2004
Roger Mohlman

/s/ Jerry Ludeman         Director                 May 10, 2004
Jerry Ludeman

                            PART III

                        INDEX TO EXHIBITS

 4.1 The Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 of the Company's Amended Form 10-KSB filed on April 13,
       2000.)

 4.2 Certificate of Amendment to the Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 of the Company's Amended Form 10-KSB filed on April 13, 2000.)

 4.3   Certificate of Change in Number of Authorized Shares
       Pursuant to NRS 78.209, which define the rights of holders of the equity securities being registered.
       (Incorporated by reference to Exhibit 3.4 to the Company's Form 10-QSB filed on May 20, 2002.)

 4.4   Certificate of Designation of Series A Convertible
       Preferred Stock.  (Incorporated by reference to Exhibit
       4.4 to the Company's Registration Statement on Form S-8 filed on April 2, 2002.)

 4.5 The Company's By-Laws, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.3 to the Company's Amended Form
       10-KSB filed on April 13, 2000.)

 4.6 American Water Star, Inc. Stock Plan. (Incorporated by reference to Exhibit 4.6 to the Company's Registration
       Statement on Form S-8, SEC File No. 333-103529, filed on
       February 28, 2003.)

 5.1   Opinion of Counsel

 23.1* Consent of Kelly & Company, Certified Public Accountants.

 23.2* Consent of Weinberg & Company, P.A., Independent Certified
       Public Accountants.

 23.3* Consent of Counsel.  (Included in Exhibit 5.1.)


*  Filed herewith.